CENTURA FUNDS, INC.
                            Centura Money Market Fund

                            Shareholder Services Plan

      This Shareholder Services Plan ("Plan") is adopted as of this ___ day of __________, 1998, by the Board of Directors of Centura Funds, Inc. ("Company"), a Maryland corporation, with respect to certain classes ("Classes") of its series, Centura Money Market Fund ("Fund") set forth in Exhibit A hereto.

       1. This Plan is adopted to allow the Fund to make payments as contemplated herein to obtain certain personal services for shareholders and/or the maintenance of shareholder accounts ("Services").

       2.  This  Plan  is  designed  to  compensate   broker/dealers  and  other
participating   financial  institutions  and  other  persons  ("Providers")  for providing Services to the Fund and its shareholders. The Plan will be administered by BISYS Fund Services, L.P. ("BISYS"). In compensation for the Services provided pursuant to this Plan, Providers will be paid a monthly fee computed at an annual rate not to exceed the rate set forth in Exhibit A based on the average aggregate net asset value of the shares of each Class held during the month.

       3. Any payments made by the Fund to any Provider pursuant to this Plan will be made pursuant to the "Shareholder Services Agreement" entered into by BISYS, on behalf of the Company with respect to the Fund, and the Provider.

       4. The Company has the right (i) to select, in its sole discretion, the Providers to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Shareholder Services Agreement.

       5. Quarterly in each year that this Plan remains in effect, BISYS shall prepare and furnish to the Board of Directors of the Company, and the Board of Directors shall review, a written report of the amounts expended under the Plan.

       6. This Plan shall become  effective after approval by majority votes of:
(a) the Company's Board of Directors; and (b) the members of the Board of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of this Plan, in the Distribution Plan for the Fund, or in any agreements related to the Plan or the Distribution Plan ("Disinterested Directors"), cast in person at a meeting called for the purpose of voting on the Plan. If the Plan is adopted for another class of the Fund, or for another series of the Company or class thereof, after any public offering of shares or sales of shares of such series or class to persons not affiliated with the Company, its promoter or affiliates of either, the Plan, in addition to the foregoing approvals, must all be approved by vote of a majority of the outstanding voting securities of such series, or class, as applicable, as defined in the Investment Company Act of 1940 (following which, each such series and/or class will be a Fund and/or Class, respectively, hereunder).

       7. This Plan shall remain in effect with respect to each Class presently set forth on Exhibit A and any subsequent Classes added to the Plan during the initial year of the Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the Company's Board of Directors and a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Class after the first annual approval by the Directors as described above, this Plan will be effective as to that Class upon approval as provided in Paragraph 6 hereof, or as of each later date as the Directors may determine and will continue in effect until the next annual approval of this Plan by the Directors and the Disinterested Directors and thereafter for successive periods of one year subject to approval by the Directors and Disinterested Directors as described above.

       8. All material amendments to this Plan must be approved by a vote of majorities of the Board of Directors of the Company and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendments.

       9. This Plan may not be amended to increase materially the costs which a Fund or Class may bear pursuant to this Plan without approval by vote of a majority of the outstanding voting securities of the Fund or Class, as applicable, as defined in the Investment Company Act of 1940.

       10. This Plan may be terminated at any time with respect to a Fund or Class by: (a) a majority vote of the Disinterested Directors; or (b) a vote of a majority of the outstanding voting securities of the Fund or Class, as applicable, as defined in Section 2(a)(42) of the Investment Company Act of 1940, as amended.

       11. While this Plan shall be in effect, the selection and nomination of Disinterested Directors of the Company shall be committed to the discretion of the Disinterested Directors then in office.

       12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 9 herein.

       13. This Plan shall be construed in accordance with and governed by the laws of the State of Ohio.



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                                    EXHIBIT A
                         to Shareholder Services Plan of

                               CENTURA FUNDS, INC.
                            Centura Money Market Fund

      This Plan is adopted by the Company with respect to the Classes of Shares of the Fund of the Company as set forth below.

      In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate indicated below based on the average aggregate net asset value of each Class of the Fund indicated below.

                Fund                         Rate             Effective Date
Centura Money Market Fund
      Class A and Class C                    0.25%